EXHIBIT 99

WEBSTER FINANCIAL CORPORATION
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WEBSTER CONTACTS:                             PEOPLE'S SAVINGS CONTACT:
Christopher Capot, Media, 203-578-2461        John G. Medvec, Investors, 860-224-7771
John V. Brennan, Investors, 203-578-2335
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                    WEBSTER FINANCIAL CORPORATION TO ACQUIRE
                        PEOPLE'S SAVINGS FINANCIAL CORP.


WATERBURY, Conn., and NEW BRITAIN, Conn., April 4, 1997 - Webster Financial Corporation (Nasdaq: WBST) and People's Savings Financial Corp. (Nasdaq: PBNB) announced today that they have signed a definitive merger agreement by which Webster Financial Corporation ("Webster") will acquire People's Savings Financial Corp. ("PSFC") on a stock-for-stock basis valued at $34.00 per PSFC share in a tax-free exchange. The merger has an aggregate transaction value of $67.5 million.

Under terms of the agreement, PSFC shareholders will receive the equivalent of $34.00 in Webster common stock for each share of PSFC common stock. The exchange ratio will be determined by dividing $34.00 by the average closing price of Webster common stock for a specified 15-day trading period. If the average closing price of Webster common stock is above $40.00 or falls between $32.00 and $34.00 for the trading period, the exchange ratio will be fixed at .85 or 1.00, respectively. If the average closing price is below $32.00, PSFC has the right to terminate the transaction unless Webster increases the exchange ratio to 1.0625.

Webster is the Waterbury, Conn.-based holding company for Webster Bank, which operates 78 banking offices throughout Connecticut's central corridor. PSFC is the New Britain, Conn.-based parent company for People's Savings Bank & Trust ("PSB&T"), which operates 9 banking offices in New Britain, Southington, Newington, Plainville, Rocky Hill and Meriden and three trust offices in New Britain, Meriden and Middletown.

The purchase price is approximately 1.4 times PSFC's book value and 16.8 times PSFC 1996 earnings. The acquisition, which is expected to close in the third quarter of 1997 and to be accounted for as a pooling of interests, is expected to be modestly accretive to Webster's earnings per share in the first year. Webster currently anticipates recognizing acquisition related charges of approximately $5 million after taxes at the time of the transaction.

James C. Smith, chairman and chief executive officer of Webster, said, "The acquisition of People's Savings Bank & Trust will strengthen Webster's franchise by increasing market share and by the addition of trust and investment management services. Webster intends to expand PSB&T's trust and investment management services to meet the needs of


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Webster's 300,000 customers  throughout  Connecticut."  PSB&T currently has $327 million in trust assets under management.

"People's Savings Bank & Trust is a growing, well-capitalized institution with an attractive retail banking franchise," Smith said. "This addition of trust and investment management services greatly expands our ability to address the financial needs of our consumer and business banking customers."

The merger will increase Webster's assets to $5.9 billion and its deposits to $4.4 billion, representing 8 percent of the total deposit market share in Connecticut. On a pro forma basis, Webster will rank second in deposit market share in its primary markets of Hartford and New Haven counties.

Richard S. Mansfield, president and chief executive officer of PSFC, said, "Our board of directors believes that the best long-term interests of our shareholders, customers and employees are served by our merger with Webster. Our institutions share common business philosophies and a strong commitment to the state of Connecticut and the communities we serve. The merger increases our capacity to provide financial services, including expanded business banking services, to our growing number of customers. Following the merger, People's Savings Bank & Trust's customers will be able to transact business at all Webster Bank locations and will benefit from Webster's broad product offering."

At Dec. 31, 1996, PSFC had total assets of $482 million, deposits of $358 million, loans of $257 million, shareholders' equity of $46 million and nonperforming assets equal to .37 percent of total assets. PSFC had net income of $4.0 million, or $2.03 per fully diluted common share for the year ended Dec. 31, 1996. A list of PSB&T's office locations accompanies this release.

The merger must be approved by PSFC shareholders and by federal and state bank regulatory authorities and is subject to various customary closing conditions. The merger agreement has been approved by the boards of directors of both Webster and PSFC.

Webster Financial Corporation, headquartered in Waterbury, Connecticut, is the holding company for Webster Bank. Webster has 78 banking offices extending from the Massachusetts border through central Connecticut to Long Island Sound. Webster provides financial services to individuals, families and businesses throughout Connecticut.

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LIST OF PEOPLE'S SAVINGS BANK & TRUST OFFICES:

         BRANCHES

                  NEW BRITAIN
                  Main Office - 123 Broad Street

                  Lafayette Square - 450 Main Street

                  Columbus Plaza - 150 Columbus Blvd.

                  Farmington Avenue - 553 Farmington Avenue

                  SOUTHINGTON
                  405 Queen Street

                  NEWINGTON
                  36 Fenn Road

                  PLAINVILLE
                  275C New Britain Avenue

                  ROCKY HILL
                  2270 Silas Deane Highway

                  MERIDEN
                  834 Broad Street

         TRUST OFFICES

                  NEW BRITAIN
                  450 Main Street

                  MERIDEN
                  834 Broad Street

                  MIDDLETOWN
                  49 Main Street